Exhibit 10.11
COUNTRYWIDE FINANCIAL CORPORATION
2006 Equity Incentive Plan
Incentive Stock Option Award Terms
     The Participant specified below has been granted this Option by Countrywide Financial Corporation, a Delaware corporation (the “Company”) under the terms of the Countrywide Financial Corporation 2006 Equity Incentive Plan (the “Plan”). The Option shall be subject to the Plan as well as the following terms and conditions (the “Option Terms”) and all terms and conditions set forth on the Option Statement (the “Statement”) linked electronically hereto:
     Section 1. Award. In accordance with the Plan, the Company hereby grants an Option for the number of Covered Shares set forth in Section 2 to the Participant, subject to Option Terms.
     Section 2. Terms of Award. The following words and phrases relating to the grant of the Option shall have the following meanings:
          (a) The “Participant” is the individual recipient of the Option Award on the specified Grant Date.
          (b) The “Grant Date” is [                    ].
          (c) The number of “Covered Shares” shall be the number of shares of Stock awarded to the Participant on the Grant Date as reflected in the corporate records and set forth on the Statement.
          (d) The “Exercise Price” is $[___] per share.
     Except where the context clearly implies to the contrary, any capitalized term in this award shall have the meaning ascribed to that term under the Plan.
     Section 3. Incentive Stock Option. The Option is intended to constitute an “incentive stock option” as that term is used in Code section 422. To the extent that the aggregate fair market value (determined at the time of grant) of Shares with respect to which incentive stock options are exercisable for the first time by the Participant during any calendar year under all plans of the Company and its Subsidiaries exceeds $100,000, the options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as nonstatutory stock options. It should be understood that there is no assurance that the Option will, in fact, be treated as an incentive stock option.
     Section 4. Vesting. Subject to the limitations of the Option Terms, each installment of Covered Shares of the Option (“Installment”) shall become vested and exercisable on and after the “Vesting Date” for such Installment as described in the following schedule (but only if the Participant’s Termination of Service has not occurred before the Vesting Date):

VESTING DATE
INSTALLMENT	APPLICABLE TO INSTALLMENT
[___] of Covered Shares	[___]
[___] of Covered Shares	[___]
[___] of Covered Shares	[___]
          (a) Notwithstanding the foregoing provisions of this Section 4, the Option shall become fully exercisable upon the earliest of the following events to occur: (i) a Change of Control that occurs on or before the Participant’s Termination of Service; or (ii) Participant’s Termination of Service as a result of the Participant’s Death, Disability or Retirement.
          (b) The Option may only be exercised on or after the Participant’s Termination of Service only as to that portion of the Covered Shares for which it was exercisable immediately prior to the Participant’s Termination of Service, or became exercisable on the date of the Participant’s Termination of Service.
     Section 5. Expiration. The Option shall not be exercisable after the Company’s close of business on the last business day that occurs prior to the Expiration Date. The “Expiration Date” shall be the earliest to occur of:
          (a) the date of the Participant’s Termination of Service due to Cause;
          (b) the five-year anniversary of the Grant Date;
          (c) the twelve (12) month anniversary of the Participant’s Termination of Service if the Termination of Service occurs due to Death, Disability or Retirement; or
          (d) the three (3) month anniversary of the Participant’s Termination of Service if the Termination of Service occurs for reasons other than Death, Disability, Retirement or Cause; provided, however, that if the Participant returns to employment with, or as a director or consultant to, the Company, within three (3) months after the Termination of Service, such termination shall have no effect on the Option and the Participant shall have the same number of shares and the same vesting schedule as set forth in this Agreement.
     Notwithstanding the foregoing provisions of this Section 5, in the event a Participant dies during the periods provided for in subsections (c) or (d) above, the Option shall not expire, and shall remain exercisable, until the one (1) year anniversary of the date of Death, but in no event beyond the expiration date provided in subsection (b) above.
     Section 6. Method of Option Exercise.
          (a) Method of Exercise. Subject to the Option Terms and the Plan, the Option may be exercised in whole or in part by filing an exercise notice with the Secretary of the Company at its corporate headquarters prior to the Company’s close of business on the last business day that occurs prior to the Expiration Date. The notice requirement may only be satisfied by (i) the proper use of a specified electronic medium (phone, intranet, internet or other), whether or not such medium is the property of, or maintained, by the Company or a third party service provider, or (ii) any other method prescribed by the Committee; provided, however, the Committee shall retain the right to limit or expand the method of exercise to any one or more of the above methods with respect to any individual Participant or group or class of Participants. Such notice shall specify the number of Covered Shares which the Participant elects to purchase, and shall be accompanied by payment of the Exercise Price for such Covered Shares indicated by the Participant’s election.
          (b) Payment of Exercise Price. Payment may be by cash or, subject to limitations imposed by applicable law, by such means as the Committee from time to time may permit, including, (i) by tendering, either actually or by attestation, shares of Common Stock acceptable to the Committee, valued at Fair Market Value on the date of exercise; (ii) by irrevocably authorizing a third party, acceptable to the Committee, to sell shares of the Common Stock (or a sufficient portion of the Shares) acquired upon exercise of the Option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price; (iii) by personal, certified or cashiers’ check; (iv) by other property deemed acceptable by the Committee; or (v) any combination of the above. If payment is made pursuant to clauses (i) or (ii) above, the Participant’s election must be made on or prior to the date of exercise of the Option and must be irrevocable. The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or federal securities laws or the rules and regulations of any securities exchange on which the Stock is traded and shall not be exercisable during any blackout period established by the Company from time to time.
     Section 7. Withholding. The exercise of the Option, and the Company’s obligation to issue shares upon exercise, is subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied (i) through cash payment by the Participant; or (ii) by irrevocably authorizing a third party, acceptable to the Committee, to sell shares of the Common Stock (or a sufficient portion of the Shares) acquired upon exercise of the Option and to remit to the Company a sufficient portion of the sale proceeds to pay any tax and withholding resulting from such exercise; or (iii) by tendering, actually or by attestation, shares of Common Stock acceptable to the Committee; or (iv) subject to the Committee’s discretion, through the surrender of Covered Shares to which the Participant is otherwise entitled under the Plan; provided, however, that such shares under this clause (iv) may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).
     Section 8. Transferability. No portion of this Option may be assigned, transferred, pledged or hypothecated by the Participant in any way whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process. Any attempt at assignment, transfer, pledge or hypothecation, or other disposition of this Option contrary to the provisions hereof, and the levy of any attachment or similar process upon this option, shall be null and void and without effect. Notwithstanding the above, an Option may be assigned, transferred, pledged or hypothecated by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

     Section 9. Heirs and Successors. The Option Terms shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights of the Participant or benefits distributable to the Participant under this Agreement have not been exercised or distributed, respectively, at the time of the Participant’s Death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee on the form found in HRCentral, or such other form as the Committee may require. The designation of beneficiary form may be amended or revoked from time to time by the Participant. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.
     Section 10. Administration. The authority to manage and control the operation and administration of the Option Terms and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to the Option Terms as it has with respect to the Plan. Any interpretation of the Option Terms or the Plan by the Committee and any decision made by it with respect to the Option Terms or the Plan are final and binding on all persons.
     Section 11. Plan Governs. Notwithstanding anything in the Option Terms to the contrary, the Option Terms shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and the Option Terms are subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Notwithstanding anything in the Option Terms to the contrary, in the event of any discrepancies between the corporate records and the Statement, the corporate records shall control.
     Section 12. Not An Employment Contract. The Option will not confer on the Participant any right with respect to continuance of employment or other service with the Company, nor will it interfere in any way with any right the Company would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.
     Section 13. No Rights As Shareholder. The Participant shall not have any rights of a shareholder with respect to the Covered Shares, until a stock certificate has been duly issued following exercise of the Option as provided herein.

     Section 14. Amendment. The Option Terms may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.
     Section 15. Section 409A Amendment. The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Agreement without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A. Participant’s acceptance of this Award constitutes acknowledgement and consent to such rights of the Committee.
     Section 16. Statement and Modifications. The Option granted to the Participant under the Option Terms set forth in this Agreement shall be set forth on the Statement. The Participant hereby acknowledges and agrees that the Statement may be revised from time to time by the Company to reflect additional grants of Options, exercises of Options and any permitted modifications to the Plan and Options granted thereunder. Unless the Participant provides written notice to the Company’s Stock Option Administrator within thirty (30) days of receipt of the Statement at the principal office of the Company in Calabasas, California, or such other addresses as may be communicated to the Participant, the Statement (including any revisions incorporated therein) shall be binding on the Participant, without further notice to or acknowledgement by the Participant. If no notice is received from the Participant within the thirty (30) day period, then the Participant shall be deemed to have acknowledged that the Statement is binding with respect to the information contained therein.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the Grant Date and, by clicking the Accept Button below, the Participant acknowledges acceptance of the terms and conditions of this Agreement.
COUNTRYWIDE FINANCIAL CORPORATION

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